              SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     This Second Amendment to Amended and Restated Credit Agreement (the "AMENDMENT") dated as of April 23, 1999 among Atchison Casting Corporation (the "BORROWER"), the Banks, and Harris Trust and Savings Bank, as Agent;

                                 W I T N E S S E T H:

     WHEREAS, the Borrower, Guarantors, Banks and Harris Trust and Savings Bank, as Agent, have heretofore executed and delivered an Amended and Restated Credit Agreement dated as of April 3, 1998 (as amended by the First Amendment thereto dated October 7, 1998, the "CREDIT AGREEMENT"); and

     WHEREAS, the parties hereto desire to amend the Credit Agreement as provided herein;

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Credit Agreement shall be and hereby is amended as follows:

     1. The definition of "EUROCURRENCY MARGIN" appearing in Section 1.3(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

               "EUROCURRENCY MARGIN" means (A) 1.35% per annum for any Pricing Period for which Level I Status exists, (B) 1.60% per annum for any Pricing Period for which Level II Status exists, and (C) 1.85% per annum for any Pricing Period for which Level III Status exists.

     2. Section 5.12(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

               (b) To the best of the Borrower's knowledge, except as disclosed on Schedule 5.12 hereto, the business and operations of the Borrower and each Subsidiary comply in all respects with all Environmental Laws and Environmental Permits received thereunder, except where the failure to comply would not (individually or in the aggregate) have a Material Adverse Effect.

     3. Section 7.15(e) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

               (e) FIXED CHARGE COVERAGE RATIO. (i) If the Borrower issues at least $60,000,000 of Subordinated Debt on or prior to June 30, 1999, the Borrower will not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below permit the Fixed Charge Coverage Ratio to be less than :


                  FROM AND          TO AND               FIXED CHARGE
                 INCLUDING         INCLUDING          COVERAGE RATIO SHALL
                                                         NOT BE LESS THAN:
               March 31, 1999    June 29, 1999               1.10
                June 30, 1999      Thereafter                1.50

               (ii) If the Borrower issues less than $60,000,000 of Subordinated Debt on or prior to June 30, 1999, the Borrower will not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below permit the Fixed Charge Coverage Ratio to be less than :


                   FROM AND         TO AND                FIXED CHARGE
                   INCLUDING       INCLUDING           COVERAGE RATIO SHALL
                                                        NOT BE LESS THAN:
                March 31, 1999    March 30, 2000             1.10
                March 31, 2000    March 30, 2001             1.25
                March 31, 2001       Thereafter              1.50

     4. Section 7.15(f) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

               (f) CASH FLOW LEVERAGE RATIO. The Borrower will not on any date permit (i)(A) prior to the date of the issuance of any Subordinated Debt, the ratio of Consolidated Total Senior Debt to EBITDA for the four fiscal quarters of the Borrower then ended to be greater than 3.2 to 1.0, or
          (B) from and after the date of the issuance of any Subordinated Debt, the ratio of Consolidated Total Senior Debt to EBITDA for the four fiscal quarters of the Borrower then ended to be greater than 3.0 to 1.0, or (ii) the ratio of Consolidated Total Debt to EBITDA for the four fiscal quarters of the Borrower then ended to be greater than 3.5 to 1.0.

     5. Section 7.18(d) of the Credit Agreement is hereby amended in its entirety and as so amended shall be as follows:

               (d) the Borrower and its Subsidiaries may make and own Investments in any Subsidiary of the Borrower or, from and after May 1, 2000 make and own or enter into any agreement to make or own Investments, in any Person which simultaneously therewith becomes a Subsidiary provided that such Person is engaged primarily in the foundry business or in businesses reasonably related thereto and
          (A) concurrently with or before
          consummation of such acquisition, the Borrower delivers to the Agent a certificate of the Chief Financial Officer, Controller or Treasurer of the Borrower certifying that immediately upon and following the consummation of such acquisition, the Borrower, on a PRO FORMA basis (assuming such acquisition had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 7.6), the Borrower would have a Fixed Charge Coverage Ratio of at least 1.50 to 1.00 and (B) either (i) at the time of such acquisition and after giving effect thereto the Borrower's ratio of Consolidated Total Debt to Total Capitalization does not exceed 40% (the "40% THRESHOLD") or (ii) once the 40% Threshold has been exceeded in that fiscal year, the total aggregate principal amount expended for all acquisitions thereafter in such fiscal year does not exceed 25% of the Stockholder's Equity of the Borrower as of the last day of the immediately preceding fiscal year of the Borrower PLUS 25% of the net proceeds (net proceeds for such purposes to mean gross proceeds less reasonable underwriting discounts and commissions and other reasonable costs directly incurred and payable as a result thereof) received by the Borrower from the issuance of additional equity or Subordinated Debt during the fiscal year of the proposed acquisition; and

     6. Schedule 5.6(a) to the Credit Agreement is hereby amended in its entirety to read as Schedule 5.6(a) attached to this Amendment.

     7. A new Schedule 5.12 to the Credit Agreement is hereby added to the Credit Agreement immediately following Schedule 5.6(a) in the form of
Schedule 5.12 to this Amendment.

     8.   The Borrower represents and warrants to each Bank and the Agent that
(a) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct on and as of the date of this Amendment as if made on and as of the date hereof and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby; (b) no Default and no Event of Default has occurred and is continuing; and (c) without limiting the effect of the foregoing, the Borrower's execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower.

     9. This Amendment shall become effective upon satisfaction of the following conditions precedent:

          (i) the Borrower, the Banks, and the Agent shall have executed and delivered this Amendment and the Guarantors shall have executed the consent attached hereto;

          (ii) receipt by the Agent of the favorable written opinion of Blackwell Sanders Peper Martin LLP, legal counsel to the Borrower, in form and substance satisfactory to the Agent; and

          (iii) the Administrative Agent shall have received for each Bank an amendment fee in the amount of 0.10 % of each such Bank's Commitment.

     The revisions to the Eurocurrency Margin shall take effect with respect to any Loan outstanding on June 30, 1999 and on each day thereafter, but any payment of interest due on or after June 30, 1999 with respect to any Loans outstanding prior thereto shall be computed on the basis of the Eurocurrency Margin in effect prior to such effectiveness.

     This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect. All references to the Credit Agreement in any document shall be deemed to be references to the Credit Agreement as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Credit Agreement. This Amendment shall be construed and governed by and in accordance with the internal laws of the State of Illinois.

     Dated as of the date first above written.

                                        ATCHISON CASTING CORPORATION

                                        By: /s/ Kevin T. McDermed
                                            ---------------------------------
                                        Title: V.P. & Treasurer
                                               ------------------------------


                                        HARRIS TRUST AND SAVINGS BANK, in its
                                             individual capacity as a Bank and
                                             as Agent

                                        By: /s/ Len Myer
                                            ---------------------------------
                                        Title: Vice President
                                               ------------------------------


                                        COMMERCE BANK, N.A.

                                        By: /s/ Jeffrey R. Gray
                                            ---------------------------------
                                        Title: Vice President
                                               ------------------------------


                                        MERCANTILE BANK

                                        By: /s/ Barry Sullivan
                                            ---------------------------------
                                        Title: Vice President
                                               ------------------------------


                                        KEY BANK NATIONAL ASSOCIATION

                                        By: /s/ Sharon F. Weinstein
                                            ---------------------------------
                                        Title: Vice President
                                               ------------------------------

                                        COMERICA BANK

                                        By: /s/ Jeff Peck
                                            ---------------------------------
                                        Title: Vice President
                                               ------------------------------


                                        HIBERNIA NATIONAL BANK

                                        By: /s/ Troy J. Villafarra
                                            ---------------------------------
                                        Title: Senior Vice President
                                               ------------------------------


                                        NATIONAL WESTMINSTER BANK PLC

                                        Nassau Branch

                                        By: /s/ Martin Kelly
                                            ---------------------------------
                                        Title: Senior Corporate Manager
                                               ------------------------------

                                        New York Branch

                                        By: /s/ Martin Kelly
                                            ---------------------------------
                                        Title: Senior Corporate Manager
                                               ------------------------------


                                        NORWEST BANK MINNESOTA, N.A.

                                        By: /s/ R. Duncan Sinclair
                                            ---------------------------------
                                        Title: V.P.
                                               ------------------------------

                                   SCHEDULE 5.6(a)


                                      LITIGATION


     An accident, involving an explosion and fire, occurred on February 25, 1999 at Jahn Foundry, a wholly-owned subsidiary of the Borrower located in Springfield, Massachusetts. Nine employees were injured and there have been three fatalitites. The damage was confined to the shell molding area and boiler and other areas of the foundry are operational. Molds are currently being produced at other foundries until repairs are made. Although no lawsuits have been filed, a number of attorneys representing the injured employees have contacted Jahn Foundry regarding possible litigation. In addition, the Occupational Safety and Health Administration ("OSHA") has six months from the date of the accident to issue any citations, sanctions or fines. Such fines and sanctions, if any, could be material to the Borrower. The Borrower believes Jahn Foundry was operating in compliance with OSHA rules and regulations.
Should OSHA issue any citations in connection with this accident, Jahn Foundry would vigorously defend itself.

     An investigation continues as to the cause of the explosion by OSHA, the State Fire Marshall and the State Police. The Borrower and others are conducting their own investigations at the same time. The Borrower carries insurance for property and casualty damages, business interruption, general liability and workers' compensation. The Borrower recorded a charge of $450,000 ($750,000 before tax) during the third quarter of fiscal 1999, primarily reflecting the deductibles under the Borrower's various insurance policies. At this time there can be no assurance that the Borrower's ultimate costs and expenses resulting from the accident will not exceed available insurance coverage by an amount which could be material to its financial condition or results of operations.

                                   SCHEDULE 5.12


                                COMPLIANCE WITH LAWS

     Jahn Foundry Corp. is under investigation for the incident described in
Schedule 5.6(a). The results of the investigation, when known, may conclude that one or more Environmental Laws were violated in connection with the incident.